EXHIBIT 10.12

AMENDMENT NO. 1 TO THE

1ST CONSTITUTION BANCORP

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Adopted by the Board of Directors on June 17, 2004)

WHEREAS, 1st Constitution Bancorp (the “Bancorp”) adopted the 1st Constitution Bancorp Supplemental Executive Retirement Plan (the “SERP”), effective October 1, 2002, for the benefit of certain key executives of the Bancorp and 1st Constitution Bank (the “Bank,” and together with the Bancorp, the “Company”); and

WHEREAS, Section 9.2 of the SERP authorizes the Board of Directors of the Bancorp (the “Board”) to, in its sole discretion, amend the SERP at any time in whole or in part; provided, that, no such amendment may reduce the vested SERP Benefit (as defined by the SERP) of a Member (as defined by the SERP) without the consent of all the Members; and

WHEREAS, the Board desires to amend the SERP, effective January 1, 2004, to permit the Board to from time to time accelerate vesting of the SERP Benefit payable to any Member under the SERP; and

WHEREAS, such amendment does not reduce the vested SERP Benefit of any Member and therefore may be adopted by the Board without the consent of the Members.

NOW, THEREFORE, be it

RESOLVED, that the Board hereby adopts the following amendment to the SERP effective January 1, 2004:

1.	The following paragraph is added to the end of Article V of the SERP:

“Notwithstanding the foregoing, the Board may, in its sole determination, from time to time accelerate the vesting of the SERP Benefit payable to any Member. In each such an event, a new vesting schedule reflecting such accelerated vesting shall be attached as an exhibit hereto.”

ROBERT F. MANGANO VESTING SCHEDULE

The following vesting schedule shall apply to the SERP Benefit granted to Robert F. Mangano:

Robert F. Mangano shall be fully vested in his SERP Benefit as of June 17, 2004.